Exhibit 99.1

         Payless ShoeSource Reports October Same-Store Sales Results

    TOPEKA, Kan., Nov. 4 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales increased 6.1 percent during the October reporting period, the four weeks ended October 30, 2004.
    Company sales totaled $219.1 million, a 5.6 percent increase from $207.5 million during fiscal October of last year.
    Total sales for the first nine months of fiscal 2004 were $2.14 billion, compared with $2.14 billion during the similar period in fiscal 2003. Same-store sales decreased 0.4 percent during the first nine months of the fiscal year.

    Sales were as follows (unaudited):

                       OCTOBER SALES (DOLLARS IN MILLIONS)
             Fiscal      Fiscal      Percent      Same-Store Sales**
             2004*       2003        Increase/    Percent
                                     (Decrease) Increase/(Decrease)

             $219.1      $207.5      5.6%         6.1%

                     3RD QUARTER SALES (DOLLARS IN MILLIONS)
             Fiscal      Fiscal      Percent      Same-Store Sales**
             2004*       2003        Increase/    Percent
                                     (Decrease) Increase/(Decrease)

             $687.5      $709.7      (3.1)%       (3.1)%

                     YEAR-TO-DATE SALES (DOLLARS IN BILLIONS)
             Fiscal      Fiscal      Percent      Same-Store Sales**
             2004*       2003        Increase/    Percent
                                     (Decrease) Increase/(Decrease)

             $2.14       $2.14       (0.1)%       (0.4)%

     * Effective with the end of 2003, the fiscal year for operations in the company's Latin American region is based on a December 31 year-end. Stores in the company's Latin American region (211 stores) are included in total company results on a one-month lag relative to results from other regions.

     ** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store sales exclude stores in the company's Latin American region. In addition, beginning in October, all Parade stores and the North American Payless ShoeSource stores that are part of the company's previously announced strategic initiatives will be excluded from same-store sales results. Revenues from these stores are included in the company's total sales until the stores close.

    Progress on Strategic Initiatives
    In August the company announced a series of strategic initiatives as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision-making, increase profitability, improve operating margin, and build value for shareowners over the long-term. As part of this plan, in October the company began to liquidate the inventory in approximately 190 Payless ShoeSource stores, and in all Parade stores. In addition, the company closed 34 stores as part of its strategic initiatives in October.

    Chairman's comments
    "Payless ShoeSource is committed to serving the interests of our shareowners by building long-term shareowner value through consistent execution of our core business strategy: to be the Merchandise Authority in value-priced footwear and accessories through merchandise that is Right, Distinctive and Targeted for our customers," said Steven Douglass, Chairman and Chief Executive Officer of Payless ShoeSource, Inc. "We also intend to complete all of our strategic initiatives by fiscal year-end 2004, and to end the year with our inventory assortment appropriately positioned for Spring 2005."
    "To improve the near-term execution of our strategy, we have adjusted certain key tactics, including:
     -- refocusing and intensifying our messaging, increasing the frequency of communication with customers through print and broadcast media; as a result, advertising expenses for the second half of 2004 are expected to be similar to the second half 2003 level;
     -- simplifying our process for planning and execution of merchandise assortments;
     -- and adjusting our store-level execution to combine customer service, through use of our Key Service Behaviors, with the tasks necessary to run a best-of-kind retail store."

    The company intends to report third quarter results on Friday, November 12.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of October 2004, the Company operated a total of 5,022 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance, strategic alternatives, and the impacts of such alternatives on anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending July 31, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding October 2004 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626- 3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             11/04/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA FAS
SU:  SLS